                                            Filed pursuant to Rule No. 424(B)(3)
                                                           File Number 333-59246


PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated July 25, 2001)

                                 $1,479,258,000
                               CENDANT CORPORATION
   Zero Coupon Senior Convertible Contingent Debt Securities (CODES) due 2021 and CD Common Stock Issuable Upon Conversion of the CODES

         This prospectus supplement supplements the prospectus dated July 25, 2001 of Cendant Corporation, as supplemented August 1, 2001, August 16, 2001, and August 24, 2001, relating to the sale by certain of our securityholders (including their pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,479,258,000 aggregate principal amount at maturity of CODES and the shares of CD common stock issuable upon conversion of the CODES. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders:


                                                            Aggregate                     Number of
                                                         Principal Amount                Shares of CD   Percentage of
                                                          at Maturity of  Percentage of  Common Stock    Shares of CD
                                                            CODES That        CODES        That May      Common Stock
Name                                                       May Be Sold     Outstanding    Be Sold(1)    Outstanding(2)
----                                                       -----------     -----------    ----------    --------------

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer ....        $13,000         *               434           *
1976 Distribution Trust FBO Jane A. Lauder .............        $25,000         *               835           *
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer........        $13,000         *               434           *
American Motorist Insurance Company.....................       $974,000         *            32,532           *
AmerUs Life Insurance Co................................       $290,000         *             9,686           *
Arapahoe County Colorado................................        $95,000         *             3,173           *
British Virgin Island Social Security Board.............        $73,000         *             2,438           *
City of New Orleans.....................................       $390,000         *            13,026           *
CooperNeff Convertible Strategies Fund, L.P.............     $7,143,000         *           238,576           *
First Union Securities Inc..............................    $15,577,000       1.05%         520,272           *
Grady Hospital Foundation ..............................       $205,000         *             6,847           *
HSBC Tree Zola Managed Trust............................     $1,100,000         *            36,740           *
IL Annuity and Insurance Co.............................    $13,390,000         *           447,226           *
Independence Blue Cross.................................       $315,000         *            10,521           *
Local Initiatives Support Corporation ..................        $93,000         *             3,106           *
Lyxor Master Fund c/o Zola Capital Management...........       $900,000         *            30,060           *
Merrill Lynch Insurance Group...........................       $382,000         *            12,759           *
MLQA Convertible Securities Arbitrage Ltd...............   $100,000,000       6.76%       3,340,000           *
Municipal Employees.....................................       $206,000         *             6,880           *
Nabisco Holdings........................................        $53,000         *             1,770           *
New Orleans Firefighters Pension/Relief Fund............       $213,000         *             7,114           *
Occidental Petroleum Corporation........................       $397,000         *            13,260           *
Ohio Bureau of Workers Compensation ....................       $202,000         *             6,747           *
Policemen and Firemen Retirement System of the
   City of  Detroit.....................................     $1,026,000         *            34,268           *
ProMutual...............................................     $1,155,000         *            38,577           *
Raytheon Master Pension Trust...........................       $619,000         *            20,675           *
RJR Reynolds............................................       $159,000         *             5,311           *
Shell Pension Trust ....................................       $776,000         *            25,918           *
The City University of New York.........................       $234,000         *             7,816           *
The Grable Foundation...................................       $183,000         *             6,112           *

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         Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:


                                                             Aggregate                     Number of
                                                          Principal Amount                Shares of CD    Percentage of
                                                           at Maturity of  Percentage of  Common Stock    Shares of CD
                                                             CODES That        CODES        That May      Common Stock
Name                                                        May Be Sold     Outstanding    Be Sold(1)    Outstanding(2)
----                                                        -----------     -----------    ----------    --------------

Aristeia International, Limited..........................    $28,945,000       1.96%           966,763          *
Aristeia Partners L.P....................................     $9,055,000         *             302,437          *
Vopak USA, Inc. Retirement Plan (3) .....................     $1,220,000         *              40,748          *

-----------

*        Less than one percent (1%).

(1)      Assumes conversion of all of the holder's CODES at a conversion rate of
         33.40 shares of CD common stock per $1,000 principal amount at maturity of the CODES. This conversion rate is subject to adjustment, however, as described under "Description of the CODES"Conversion Rights". As a result, the number of shares of CD common stock issuable upon conversion of the CODES may increase or decrease in the future. Does not include shares of CD common stock that may be issued by us upon purchase of CODES by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 857,074,916 shares of CD common stock outstanding as of June 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of CD common stock issuable upon conversion of all of that holder's CODES, but we did not assume conversion of any other holder's CODES. Does not include shares of CD common stock that may be issued by us upon purchase of CODES by us at the option of the holder.

(3) Effective July 6, 2001, Van Waters & Rogers, Inc. Retirement Plan changed its name to Vopak USA, Inc. Retirement Plan.

         Investing in the CODES or shares of CD common stock involves risks that are described in the "Risk Factors" section beginning on page 5 of the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is September 25, 2001.